Exhibit 8.1

Entity Name	Jurisdiction of Incorporation	Name(s) Under Which it Does Business
I.C. Power Asia Development Ltd.	Israel	IC Power Asia Development Ltd.
IC Power Ltd.	Singapore	IC Power Ltd.
IC Power Distribution Holdings Pte. Ltd.	Singapore	IC Power Distribution Holdings Pte. Ltd.
Inkia Energy Ltd.	Bermuda	Inkia Energy Ltd.
OPC Energy Ltd.	Israel	OPC Energy Ltd.
OPC Rotem Ltd.	Israel	OPC Rotem Ltd.
OPC Hadera Ltd.	Israel	OPC Hadera Ltd.
A.G.S. Rotem Ltd.	Israel	A.G.S. Rotem Ltd.
OPC Operations Ltd.	Israel	OPC Operations Ltd.
OPC Solar (General Partner) Ltd.	Israel	OPC Solar (General Partner) Ltd.
Quantum (2007) LLC	USA	Quantum (2007) LLC
I.C. Green Energy Ltd.	Israel	IC Green Energy Ltd.
Primus Green Energy Inc.	USA	Primus Green Energy Inc.
Kenon TJ Holdings Pte. Ltd.	Singapore	Kenon TJ Holdings Pte. Ltd.
Kenon UK Services Ltd.	United Kingdom	Kenon UK Services Ltd.
Tzomet Energy Ltd.	Israel	Tzomet Energy Ltd.